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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-108925 of CenterPoint Energy Resources Corp. (the "Company") on Form S-4 of our reports dated February 28, 2003, June 16, 2003 as to the "Certain Reclassifications" described in Note 1 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in the Company's method of accounting for goodwill and certain intangible assets pursuant to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), appearing in the Company's Current Report on Form 8-K filed June 16, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston Texas
November 19, 2003